SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the Registrant ☑	Filed by a Party other than the Registrant ☑

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AMKOR TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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1345 Enterprise Drive
West Chester, Pennsylvania 19380

July 2, 2004

To our Stockholders:

      You are cordially invited to attend the Annual Meeting of Stockholders of Amkor Technology, Inc. The Annual Meeting will be held on Thursday, July 29, 2004 at 11:00 a.m., at The Wyndham Suites Valley Forge, located at 888 Chesterbrook Boulevard, Wayne, Pennsylvania 19087, telephone number (610) 647-6700.

      The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

      We also encourage you to read the Annual Report. It includes information about our company, as well as our audited financial statements. A copy of our Annual Report is included with this Proxy Statement.

      Please use this opportunity to take part in the affairs of Amkor by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

      We look forward to seeing you at the annual meeting.

Sincerely,

James J. Kim
Chairman of the Board and
Chief Executive Officer

AMKOR TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on July 29, 2004

Dear Amkor Stockholder:

      On Thursday, July 29, 2004, Amkor Technology, Inc., a Delaware corporation, will hold its 2004 Annual Meeting of Stockholders at The Wyndham Suites Valley Forge, located at 888 Chesterbrook Boulevard, Wayne, Pennsylvania 19087, telephone number (610) 647-6700. The meeting will begin at 11:00 a.m.

      Only stockholders who held stock at the close of business on June 18, 2004 can vote at this meeting or any adjournments that may take place. At the meeting we will:

      1. Elect the Board of Directors.

      2. Approve the ratification of the appointment of our independent accountants for 2004.

      3. Attend to other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the two proposals outlined in this proxy statement.

      The approximate date of mailing for this proxy statement and card is July 2, 2004.

THE BOARD OF DIRECTORS

July 2, 2004
West Chester, Pennsylvania

YOUR VOTE IS IMPORTANT

To assure your representation at the annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope, which requires no postage if mailed in the United States.

AMKOR TECHNOLOGY, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

      This proxy statement is furnished in connection with the solicitation by the Board of Directors of Amkor Technology, Inc. of proxies to be voted at the Annual Meeting of Stockholders to be held on Thursday, July 29, 2004, at 11:00 a.m., and at any adjournment that may take place.

      The Annual Meeting will be held at The Wyndham Suites Valley Forge, located at 888 Chesterbrook Boulevard, Wayne, Pennsylvania 19087, telephone number (610) 647-6700. Our principal executive offices are located at 1345 Enterprise Drive, West Chester, Pennsylvania 19380. Our telephone number is (610) 431-9600.

      We mailed these proxy materials on or about July 2, 2004 to stockholders of record who held our common stock on June 18, 2004.

      The following is important information in a question-and-answer format regarding the Annual Meeting and this Proxy Statement.

      Q: What may I vote on?

A:	(1) The election of eight nominees to serve on our Board of Directors;

         AND

(2)	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for 2004.

      Q: How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR each of the nominees and FOR the appointment of PricewaterhouseCoopers LLP as independent accountants for 2004.

      Q: Who is entitled to vote?

A:	Stockholders as of the close of business on June 18, 2004 (the “Record Date”) are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. As of the Record Date, 175,700,309 shares of Amkor’s common stock were issued and outstanding and held by 450 holders of record (including shares held in “street name”).

      Q: How do I vote?

A:	You may vote in person at the Annual Meeting or by signing and dating each proxy card you receive and returning it in the prepaid envelope.

      Q: How can I change my vote or revoke my proxy?

A:	You have the right to revoke your proxy and change your vote at any time before the meeting by notifying Amkor’s Secretary, Kevin Heron, c/o Amkor Technology, Inc., 1345 Enterprise Drive, West Chester, Pennsylvania 19380, by returning a later-dated proxy card, by voting in person at the meeting or by mailing a written notice of revocation to the attention of Amkor’s Secretary.

      Q: What does it mean if I get more than one proxy card?

A:	It means you hold shares registered in more than one account. Sign and return all proxies to ensure that all your shares are voted.

      Q: Who will count the vote?

A:	Representatives of Amkor’s counsel, Wilson Sonsini Goodrich & Rosati, P.C. will count the votes and act as the inspector of elections. We believe that the procedures to be used by the inspector of elections to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

      Q: What is a “quorum”?

A:	A “quorum” is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held and action to be validly taken. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A withheld vote is the same as an abstention. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will not be counted as present or represented for purposes of determining whether stockholder approval of that matter has been obtained but will be counted for purposes of establishing a quorum.

      Q: Who can attend the annual meeting?

A:	All stockholders as of the Record Date can attend. If your shares are held in the name of a broker or other nominee, please bring proof of share ownership with you to the Annual Meeting. A copy of your brokerage account statement or an omnibus proxy (which you can get from your broker) will serve as proof of share ownership.

      Q: How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the 2004 Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to James J. Kim, Amkor’s Chief Executive Officer, and Kenneth T. Joyce, Amkor’s Chief Financial Officer, to vote your shares on such matters at their discretion.

      Q: How and when may I submit proposals for the 2005 Annual Meeting?

A:	To have your proposal included in our proxy statement for the 2005 Annual Meeting, you must submit your proposal in writing on or about March 1, 2005 to Amkor’s Secretary, c/o Amkor Technology, Inc., 1345 Enterprise Drive, West Chester, Pennsylvania 19380.

If you submit a proposal for the 2005 Annual Meeting after the above-referenced deadline, the proxy for the 2005 Annual Meeting may confer upon management discretionary authority to vote on your proposal.

You should also be aware of certain other requirements you must meet to have your proposal brought before the 2005 Annual Meeting, and these requirements are explained in Rule 14a-8 of the Securities Exchange Act of 1934.

      Q: Who is soliciting proxies?

A:	This solicitation of proxies is made by the Board of Directors, and all related costs will be borne by Amkor.

We have retained the services of Georgeson Shareholder to aid in the distribution of annual meeting materials to brokers, bank nominees and other institutional owners. We estimate we will pay Georgeson Shareholder a fee of approximately $4,000 for such services.

Proxies may also be solicited by certain of Amkor’s officers and regular employees, without additional compensation, in person or by telephone or facsimile.

PROPOSALS YOU MAY VOTE ON

PROPOSAL ONE

ELECTION OF DIRECTORS

      There are eight (8) candidates nominated for election to the Board of Directors (“Board of Directors” or “Board”) this year. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the eight nominees named below, each of whom is presently a director. Each nominee has consented to be named a nominee in this proxy statement and to continue to serve as a director if elected. Should any nominee become unable or decline to serve as a director or should additional persons be nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees as possible (or, if new nominees have been designated by the Board, in such manner as to elect such nominees) and the specific nominees to be voted for will be determined by the proxy holders. All directors are elected annually and serve a one-year term until our next annual meeting, or until their successor is duly elected. We expect that each nominee will be able to serve as a director.

Required Vote

      Directors are elected by a plurality of votes cast, so the eight candidates receiving the highest number of affirmative votes cast will be elected as directors. Votes withheld and broker non-votes are not counted toward the total votes cast in favor of a nominee.

Your Board unanimously recommends a vote FOR the

election of each of the nominated directors below.

Nominees for the Board of Directors

      The following table sets forth the names and the ages as of May 31, 2004 of our incumbent directors who are being nominated for re-election to the Board of Directors:

Name	Age	Position

James J. Kim	68	Chief Executive Officer and Chairman
John N. Boruch	62	Vice Chairman & Director
Winston J. Churchill(1)(2)(3)(4)	63	Director
Thomas D. George(1)(4)	64	Director
Gregory K. Hinckley(2)(4)	57	Director
Juergen Knorr	71	Director
John B. Neff(2)(3)(4)	72	Director
James W. Zug(2)(4)	63	Director

(1)	Member of Compensation Committee.

(2)	Member of Audit Committee.

(3)	Member of Nominating and Governance Committee.

(4)	Independent directors, as determined by the Board of Directors.

      James J. Kim. James J. Kim, 68, has served as our Chief Executive Officer and Chairman since September 1997. Mr. Kim founded our predecessor, Amkor Electronics, Inc., in 1968 and served as its Chairman from 1970 to April 1998. Mr. Kim is a director of Electronics Boutique Holdings Corp., an electronics retail chain. Mr. James Kim is the brother of Jooho Kim, our Executive Vice President of Worldwide Manufacturing.

      John N. Boruch. John N. Boruch, 62, has served as our Vice Chairman since January 2004 and as a director since September 1997. Mr. Boruch joined Amkor in 1984, and from 1984 to 1992 he was Corporate

Vice President in charge of sales. He was named President in February 1992 and Chief Operating Officer in September 1997. Prior to joining Amkor, Mr. Boruch was with Motorola, a communications and electronics company, for 18 years. Mr. Boruch earned a B.A. in Economics from Cornell University. Mr. Boruch is also a director of the Fabless Semiconductor Association.

      Winston J. Churchill. Winston J. Churchill, 63, has been a director of our company since July 1998. Mr. Churchill is a managing general partner of SCP Private Equity Partners, which manages private equity funds for institutional investors. Mr. Churchill is also Chairman of CIP Capital Management, Inc., an SBA licensed private equity fund. Previously, Mr. Churchill was a managing partner of Bradford Associates, which managed private equity funds on behalf of Bessemer Securities Corporation and Bessemer Trust Company. From 1967 to 1983 he practiced law at the Philadelphia firm of Saul, Ewing, Remick & Saul where he served as Chairman of the Banking and Financial Institutions Department, Chairman of the Finance Committee and was a member of the Executive Committee. Mr. Churchill is a director of Griffin Land and Nurseries, Inc., Innovative Solutions and Support, Inc. and of various SCP portfolio companies. In addition, he serves as a director of a number of charities and as trustee of educational institutions including Fordham University, Georgetown University, the Gesu School and the Young Scholars Charter School. From 1989-1993 he served as Chairman of the Finance Committee of the Pennsylvania Public School Employees’ Retirement System. Mr. Churchill is also an active member of the Council of Institutional Investors.

      Thomas D. George. Thomas D. George, 64, has been a director of our company since November 1997. Mr. George was Executive Vice President, and President and General Manager, Semiconductor Products Sector (“SPS”) of Motorola, Inc., from April 1993 to May 1997. Prior to that, he held several positions with Motorola, Inc., including Executive Vice President and Assistant General Manager, SPS, from November 1992 to April 1993 and Senior Vice President and Assistant General Manager, SPS, from July 1986 to November 1992. Mr. George is currently retired and is a director of Ultratech Stepper.

      Gregory K. Hinckley. Gregory K. Hinckley, 57, has been a director of our company since November 1997. Mr. Hinckley has served as Director, President and Chief Operating Officer of Mentor Graphics Corporation, an electronics design automation software company, since November 2000. From January 1997 until November 2000, he held the position of Executive Vice President, Chief Operating Officer and Chief Financial Officer of Mentor Graphics Corporation. From November 1995 until January 1997, he held the position of Senior Vice President with VLSI Technology, Inc., a manufacturer of complex integrated circuits. From August 1992 until December 1996, Mr. Hinckley held the position of Vice President, Finance and Chief Financial Officer with VLSI Technology, Inc. Mr. Hinckley serves as a director of Arcsoft, Inc.

      Juergen Knorr. Juergen Knorr, 71, has been a director of our company since February 2001. Dr. Knorr is the former CEO and Group President of Siemens Semiconductor Group, and a former member of the Executive Board of Siemens AG. Following his retirement from Siemens in 1996, Dr. Knorr has taken an active role in advancing the European semiconductor industry as a member of the Joint European Submicron Silicon Initiative, as past president of the European Electronics Components Manufacturer Association, and as president and chairman of Micro Electronics Development for European Applications (MEDEA).

      John B. Neff. John B. Neff, 72, has been a director of our company since January 1999. Mr. Neff was portfolio manager for the Windsor Fund and the Gemini II mutual fund from 1964 until his retirement in 1995. He was also Senior Vice President and Managing Partner of Wellington Management, one of the largest investment management firms in the United States. From 1996 to 1998, Mr. Neff was a director with Chrysler Corporation. He is a member of the board of directors of Greenwich Associates.

      James W. Zug. James W. Zug, 63, has been a director of our company since January 2003. Mr. Zug retired from PricewaterhouseCoopers LLP in 2000 following a 36-year career at PricewaterhouseCoopers and Coopers & Lybrand. From 1998 until his retirement Mr. Zug was Global Leader — Global Deployment for PricewaterhouseCoopers. From 1993 to 1998 Mr. Zug was Managing Director International for Coopers & Lybrand. PricewaterhouseCoopers is Amkor’s independent accountants; however, Mr. Zug was not involved with servicing Amkor during his tenure at PricewaterhouseCoopers. Mr. Zug serves on the boards of directors of Brandywine Fund Inc. and Brandywine Blue Fund Inc. He is also on the boards of directors of the Philadelphia Orchestra Association, the Kimmel Center for the Performing Arts, the Episcopal Academy, and

the Merion Golf Club. Mr. Zug served on the boards of directors of SPS Technologies, Inc. and Stackpole Ltd. prior to the sale of both of these companies in 2003. Mr. Zug has been recently elected to the board of directors of Teleflex Inc.

Director Compensation

      We do not compensate directors who are also employees or officers of our company for their services as directors. Non-employee directors, however, are eligible to receive: (1) an annual retainer of $25,000 as of January 2003, (2) $2,000 per meeting of the Board that they attend, (3) $2,000 per meeting of a committee of the Board that they attend and (4) $500 per non-regularly scheduled telephonic meeting of the Board in which they participate. We also reimburse non-employee directors for travel and related expenses incurred by them in attending board and committee meetings.

      1998 Director Option Plan: Our Board of Directors adopted the 1998 Director Option Plan (the “Director Plan”) in January 1998. A total of 300,000 shares of common stock have been reserved for issuance under the Director Plan. The option grants under the Director Plan are automatic and non-discretionary. As of January 1, 2003, the Director Plan provides for an initial grant of options to purchase 20,000 shares of common stock to each new non-employee director of the company when such individual first becomes a non-employee director. In addition, each non-employee director will automatically be granted subsequent options to purchase 10,000 shares of common stock on each date on which such director is re-elected by the stockholders of the company, provided that as of such date such director has served on the Board of Directors for at least six months. The exercise price of the options is 100% of the fair market value of the common stock on the grant date. The term of each option is ten years and each option granted to a non-employee director vests over a three year period. The Director Plan will terminate in January 2008 unless sooner terminated by the Board of Directors.

      If all or substantially all of our assets are sold to another entity or we merge with or into another corporation, that acquiring entity or corporation may either assume all outstanding options under the Director Plan or may substitute equivalent options. Following an assumption or substitution, if the director is terminated other than upon a voluntary resignation, any assumed or substituted options will vest and become exercisable in full. If the acquiring entity does not either assume all of the outstanding options under the Director Plan or substitute an equivalent option, each option issued under the Director Plan will immediately vest and become exercisable in full. The Director Plan will terminate in January 2008 unless sooner terminated by the Board of Directors.

BOARD MEETINGS & COMMITTEES

      Our Board of Directors meets approximately four times a year in regularly scheduled meetings, but will meet more often if necessary. The Board held four meetings and acted by unanimous written consent on three occasions during 2003. Each director attended at least 75% of all board and applicable committee meetings. The Board has determined that each of Messrs. Churchill, Hinckley, George, Neff and Zug is independent under the listing standards of the NASDAQ Stock Market.

      The full Board of Directors considers all major decisions of Amkor. However, the Board has established a compensation committee, an audit committee and a nominating and governance committee. All members of the committees are appointed by the Board and are independent under the listing standards of the NASDAQ Stock Market.

Compensation Committee

      The Compensation Committee is comprised of Messrs. George and Churchill. The Compensation Committee: (1) reviews and approves annual salaries, bonuses, and grants of stock options pursuant to our 1998 Stock Plan and our 2003 Nonstatutory Inducement Grant Stock Plan and (2) reviews and approves the terms and conditions of all employee benefit plans or changes to these plans. During 2003, the Compensation Committee met three times apart from regular meetings with the entire Board of Directors.

Audit Committee

      The Audit Committee is comprised of Messrs. Churchill, Hinckley, Neff and Zug, all of whom meet the experience requirements set forth in the Nasdaq rules. The Board has determined that three of our four Audit Committee members, Messrs. Hinckley, Neff and Zug, qualify as audit committee financial experts as defined by the SEC. All four members of the Audit Committee are independent as defined by the SEC. The Audit Committee: (1) recommends to the Board the annual appointment of our independent auditors, (2) discusses and reviews in advance the scope and the fees of the annual audit, (3) reviews the results of the audit with the independent auditors and discusses the foregoing with the company’s management, (4) reviews and approves non-audit services of the independent auditors, (5) reviews the activities, organizational structure and qualifications of the company’s internal audit function, (6) reviews management’s procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices and (7) reviews and discusses with our independent auditors their independence. The Audit Committee met twelve times in 2003 apart from regular meetings with the entire board. In connection with the execution of the responsibilities of the Audit Committee, including the review of the company’s quarterly earnings prior to the public release of the information, the Audit Committee members communicated throughout 2003 with the company’s management and independent accountants.

Nominating and Governance Committee

      The Nominating and Governance Committee is comprised of Messrs. Churchill and Neff. The Nominating and Governance Committee assesses prospective candidates for the Board, makes recommendations to the entire Board with regard to such candidates, evaluates the composition, organization, and governance of the Board and its committees, and makes recommendations for the board’s review with regard to the same. The Board has adopted a written charter for the Nominating and Governance Committee which is available on our website at www.amkor.com. The Nominating and Governance Committee met one (1) time during 2003 apart from regular meetings with the entire board.

      The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of our company at the time nominees are considered. The Nominating and Governance Committee considers factors including character, judgment, independence, age, expertise, diversity of experience, length of service and other commitments.

      The Nominating and Governance Committee will consider the above factors for nominees identified by the Nominating and Governance Committee itself. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of nomination. The Nominating and Governance Committee does not currently use the services of any third party search firm to assist in the identification or evaluation of Board member candidates. However, the committee may use such services in the future, as it deems necessary or appropriate at the time in question.

      It is the policy of the Nominating and Governance Committee to consider both recommendations and nominations for candidates to the Board from stockholders. Stockholders wishing to recommend a candidate for consideration by the Nominating and Governance Committee as nominees for election to the Board of Directors can do so by writing to our Corporate Secretary at our principal executive offices giving each such candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Amkor within the last three years, written indication of the candidate’s willingness to serve if elected, and evidence of the nominating person’s ownership of Amkor stock.

Communications with the Board of Directors

      Although we do not currently have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by writing to us at Amkor Technology, Inc., Attn. Investor Relations, 1345 Enterprise Drive, West Chester, Pennsylvania 19380. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

Annual Meeting Attendance

      Seven (7) directors attended the 2003 annual meeting of stockholders.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors currently consists of Mr. Winston Churchill (Chairman), and Mr. Thomas George. Both members were designated by the Board on November 10, 1998. No member of the Compensation Committee during 2003 was an employee of Amkor or any of its subsidiaries. Each member meets the definition of “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”).

      The Compensation Committee has overall responsibility for Amkor’s executive compensation policies and practices. The Compensation Committee’s functions include:

•	Determining the compensation of our Chief Executive Officer.

•	Reviewing and approving all other executive officers’ compensation, including salary and payments under the executive bonus plan, in each case based in part upon the recommendation of our Chief Executive Officer.

•	Granting awards to executive officers under our stock option incentive plans.

•	Reviewing and making recommendations to the Board of Directors regarding compensation goals and guidelines for our employees and criteria by which bonuses to our employees are determined.

•	Administering our 1998 Stock Plan, its Employee Stock Purchase Plan and the 2003 Nonstatutory Inducement Grant Stock Plan.

Compensation Philosophy

      Amkor’s compensation philosophy is to attract and retain top talent within the packaging industry through a multifaceted compensation approach. This includes aligning base pay with companies with whom we compete for top talent. These companies are within both the semiconductor and printed circuit board manufacturing sectors. Our approach to total cash compensation is that it should vary with Amkor’s performance in attaining its financial and operational objectives. We have an incentive program for all employees which is proportional to our profitability. In addition, we have an executive bonus program that is based on annual operational performance.

Salaries

      It is the Compensation Committee’s objective to establish base salaries at levels that are comparable to those paid to executives with comparable qualifications, experience and responsibilities at other companies in the electronics industry, including semiconductor and printed circuit board companies. The Compensation Committee believes that it is necessary to attract and retain the leaders in the packaging industry, as Amkor competes with these companies for executive talent. At the end of the fiscal year, each executive officer was reviewed by Mr. Kim. The review of executive officers made in fiscal 2003 for performance related to their specific function within the organization and results achieved by them relative to key performance factors. The Compensation Committee reviewed independently these recommendations and approved, with any modifications that it deemed appropriate, the annual salary, including salary increases, for the executive officers. Industry, peer group and national survey results were also considered in making salary determinations to maintain parity of our pay practices within the electronics industry.

Compensation for the Chief Executive Officer

      In fiscal 2003, James J. Kim served as the Chairman of the Board and Chief Executive Officer of Amkor. The Compensation Committee’s criteria for determining Mr. Kim’s compensation were driven by several factors: the competitive marketplace, our position in the rapidly evolving technology sector in which it operates, our operating and financial performance in 2003, Mr. Kim’s relative ownership interest in Amkor and, most importantly, his leadership and establishment and implementation of strategic direction for Amkor.

      The Compensation Committee believes that Mr. Kim’s performance throughout the fiscal year ended December 31, 2003 was outstanding and that he continues to demonstrate highly effective leadership.

Annual Incentive Compensation

      Each executive officer’s performance, as well as their total cash compensation on a peer-market level, was evaluated by the Compensation Committee to determine the appropriate cash bonus award. Additionally, industry standards regarding cash bonuses as a percentage of total base pay were reviewed to ensure alignment within the industry.

Executive Incentive Bonus Plan

      An executive incentive plan was established by the Compensation Committee in 1999. This Executive Incentive Bonus Plan (the “EIBP”), is a cash based incentive bonus program. The purpose of this plan is to align executive officers’ as well as key employees’ performance with Amkor’s objectives and operating income and revenue growth. The EIBP establishes performance targets for each of these three measures, and determines, by individual, the targeted bonus level for performance.

Employee Profit Sharing Plan

      Most of our employees are eligible to participate in a cash bonus program which is proportional to corporate profitability. Annually, a percentage of our profit before taxes is allocated to the profit sharing pool. This allocation is distributed as a percentage of employees’ base pay, to eligible participants within our company.

Long-Term Incentive Compensation

      Long-term incentive compensation currently consists solely of stock options. The Compensation Committee is responsible for the administration of our stock option program. Option grants are made under the 1998 Stock Option Plan, as amended, at the fair market price on the date of grant and expire up to ten years after the date of the grant. The Compensation Committee believes that stock options are a competitive necessity in the electronics industry.

      As a general rule, the Compensation Committee believes that a certain portion of the compensation package for all Executive Officers should be based on long-term incentives.

Winston J. Churchill, Chair

Thomas D. George

REPORT OF THE AUDIT COMMITTEE

      The role of the Audit Committee is to review our company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is comprised solely of independent directors, as defined in the NASDAQ listing standards, and it operates under a written charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as Appendix A. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis.

      As set out in the charter, the Audit Committee’s overall responsibility is one of oversight. Management is responsible for the preparation, presentation and integrity of our company’s consolidated financial statements, accounting and financial reporting principles, internal control and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The independent accountants are responsible for auditing our company’s consolidated financial statements and expressing an opinion in accordance with generally accepted auditing standards. The Audit Committee meets with the independent accountants, with and without management present, to discuss the results of their audit, the evaluation of our internal controls and the overall quality of our financial reporting.

      In performing its oversight function, the Audit Committee considered and discussed our company’s audited consolidated financial statements with management and the independent accountants. The Audit Committee discussed significant accounting policies applied by our company in its consolidated financial statements, as well as alternative treatments. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants the matters required for discussion by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee discussed with the independent accountants their independence from Amkor and its management and obtained the written disclosures from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee considered whether the provision of non-audit services by Amkor’s independent accountants is compatible with maintaining the independent accountants’ independence. The Audit Committee concluded that the independent accountants are independent from Amkor and its management.

      Based on all of the foregoing, the Audit Committee recommended to the Board of Directors, and the Board approved, that Amkor’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003. The Audit Committee selected and the Board of Directors ratified, subject to shareholder approval, the selection of Amkor’s independent accountants for the audit of the consolidated financial statements for the year ending December 31, 2004.

James W. Zug, Chair

Winston J. Churchill

Gregory K. Hinckley

John B. Neff

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee currently consists of Messrs. Churchill and George. No member of the Compensation Committee was an officer or employee of Amkor or any of Amkor’s subsidiaries during fiscal 2003. None of Amkor’s Compensation Committee members or executive officers has served on the board of directors or on the compensation committee of any other entity one of whose executive officers served on our board of directors or on our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have had a long-standing relationship with Anam Semiconductor, Inc. (“ASI”). ASI was founded in 1956 by Mr. H. S. Kim, the father of Mr. James Kim, our Chairman and Chief Executive Officer. Through our supply agreements with ASI, we historically had a first right to substantially all of the packaging and test services capacity of ASI and the exclusive right to all of the wafer output of ASI’s wafer fabrication facility. With our acquisition of K1, K2 and K3 in May 2000, we no longer received packaging and test services from ASI. Under the wafer fabrication services supply agreement which was consummated in January 1998 and terminated as of February 28, 2003, we had the exclusive right but not the requirement to purchase all of the wafer output of ASI’s wafer fabrication facility on pricing terms negotiated annually. As part of our strategy to sell our investment in ASI and to divest our wafer fabrication services business, we entered into a series of transactions beginning in the second half of 2002:

•	In September 2002, we sold 20 million shares of ASI common stock to Dongbu Group in exchange for 5700 Korean won per share, the market value of ASI common stock as traded on the Korean Stock Exchange at the time we entered into the share sale agreement. We received $58.1 million in net cash proceeds and 42 billion won (approximately $34.2 million based on the spot exchange rate on the closing date) of interest bearing notes from Dongbu Corporation payable in two equal principal payments in September 2003 and February 2004. The Dongbu Group comprises Dongbu Corporation, Dongbu Fire Insurance Co., Ltd. and Dongbu Life Insurance Co., Ltd., all of which are Korean corporations and are collectively referred to herein as “Dongbu.” Associated with this transaction, we recorded a $1.8 million loss. Additionally, we divested one million shares of ASI common stock in connection with the payment of certain advisory fees related to this transaction. On September 30, 2003, we received 21 billion won (approximately $18.3 million based on the September 30, 2003 spot exchange rate), consisting of the principal amount due under the notes from Dongbu. The remaining principal, or 21 billion won (approximately $17.8 million based on the spot exchange rate on the transaction date), was received on February 10, 2004.

•	In separate transactions designed to facilitate a future merger between ASI and Dongbu, (i) we acquired a 10% interest in Acqutek from ASI for $1.9 million, the market value of the shares as publicly traded in Korea; (ii) we acquired the Precision Machine Division (“PMD”) of Anam Instruments, a related party to Amkor, for $8 million, its fair value; and (iii) Anam Instruments, which had been partially owned by ASI, utilized the proceeds from the sale of PMD to us to buy back all of the Anam Instruments shares owned by ASI. Acqutek supplies materials to the semiconductor industry and is publicly traded in Korea. An entity controlled by the family of James Kim, our Chairman and Chief Executive Officer, held a 25% ownership interest in Acqutek at the time of our acquisition of our interest in Acqutek. We have historically purchased and continue to purchase leadframes from Acqutek. On September 17, 2003, we sold our entire ownership interest in Acqutek. PMD supplies sophisticated die mold systems and tooling to the semiconductor industry and historically over 90% of its sales were to Amkor. We determined the fair value of PMD based on projected cash flows discounted at a rate commensurate with the risk involved. At the time of our acquisition of PMD, Anam Instruments was owned 20% by ASI and 20% by a family member of James Kim.

•	On February 28, 2003, we sold our wafer fabrication services business to ASI for $62 million. We negotiated the fair value of our wafer fabrication services business with ASI and Dongbu. The parties calculated fair value based on an assessment of projected cash flows discounted at a rate commensurate with the risk involved. We obtained a release from Texas Instruments regarding our contractual obligations with respect to wafer fabrication services to be performed subsequent to the transfer of the business to ASI.

      Each of the transactions with Dongbu, ASI and Anam Instruments are interrelated and it is possible that if each of the transactions were viewed on a stand-alone basis without regard to the other transactions, we could have had different conclusions as to fair value. It is likely that we would not have entered into the Acqutek or PMD transactions absent the share sale to Dongbu and the sale of the wafer fabrication services business to ASI. Had these transactions not been interrelated, we may have utilized a different negotiation strategy for the investment in Acqutek and the acquisition of PMD, which could have resulted in us reaching a different conclusion of the fair value of both of these transactions.

      Pursuant to the definitive agreements, (1) Amkor and Dongbu agreed to use reasonable best efforts to cause Dongbu Electronics and ASI to be merged together as soon as practicable, (2) Amkor and Dongbu agreed to cause ASI to use the proceeds ASI received from its sale of stock to Dongbu to purchase shares in Dongbu Electronics and (3) Amkor and Dongbu agreed to use their best efforts to provide releases and indemnifications to the chairman, directors and officers of ASI, either past or incumbent, from any and all liabilities arising out of the performance of their duties at ASI between January 1, 1995 and December 31, 2001. The last provision would provide a release and indemnification for James Kim, our CEO and Chairman, and members of his family. We are not aware of any claims or other liabilities which these individuals would be released from or for which they would receive indemnification.

      At January 1, 2001 and 2002 Amkor owned 42% of ASI’s voting stock. During 2002, we divested 21 million shares of ASI stock and at December 31, 2002 Amkor owned 26.7 million shares of ASI or 21%. The carrying value of our investment in ASI at December 31, 2002 was $77.5 million, or $2.90 per share. Beginning March 24, 2003, we ceased accounting for our investment in ASI under the equity method of accounting and commenced accounting for our investment as a marketable security that is available for sale. As of December 31, 2003, we owned 14.7 million shares of ASI, or 12% of ASI’s voting stock. The carrying value of our remaining investment in ASI at December 31, 2003, including an unrealized gain of $10.0, was $50.4 million, or $3.43 per share. We intend to sell our remaining investment in ASI. The ultimate level of proceeds from the sale of our remaining investment in ASI could be less than the current carrying value.

      We have had other relationships with ASI affiliated companies for construction services and equipment. We believe each of these transactions was conducted on an arms-length basis in the ordinary course of business. Total purchases from ASI and its affiliates for the years ended December 31, 2003, 2002 and 2001 were $31.1 million, $212.6 million and $161.6 million. Construction services and equipment purchases received from ASI and its affiliates capitalized during the years ended December 31, 2002 and 2001 were $2.8 million and $14.7 million, respectively. We received less than $0.1 million of construction services from ASI and its affiliates during 2003.

      Total purchases from Acqutek included in cost of revenue for 2003, 2002 and 2001 were $16.1 million, $16.0 million and $14.0 million, respectively, which we believe were conducted on an arms-length basis in the ordinary course of business.

      We entered into indemnification agreements with our officers and directors. These agreements contain provisions which may require us, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature). We also agreed to advance them any expenses for proceedings against them that we agreed to indemnify them from.

      As of December 31, 2003, Mr. James Kim and members of his immediate family beneficially owned approximately 42% of our outstanding common stock.

      Amkor Electronics, Inc. (AEI), which was merged into our company just prior to the initial public offering of our company in May 1998, elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code of 1986 and comparable state tax provisions. As a result, AEI did not recognize U.S. federal corporate income taxes. Instead, the stockholders of AEI were taxed on their proportionate share of

AEI’s taxable income. Accordingly, no provision for U.S. federal income taxes was recorded for AEI. Just prior to the initial public offering, AEI terminated its S Corporation status at which point the profits of AEI became subject to federal and state income taxes at the corporate level. We consummated a tax indemnification agreement between us, our predecessor and James Kim and his family (collectively, the “Kim Family”). James Kim, is our founder and significant stockholder, and currently serves as our Chairman and CEO. Under the terms of the tax indemnification agreement, Amkor indemnifies the former owners of AEI for the settlement of AEI’s S Corporation federal and state tax returns and any adjustments to the reported taxable income. At the time AEI was converted to a C Corporation, AEI and the Kim Family identified certain federal and state tax overpayments associated with the results of AEI during S Corporation status years and AEI, in May 1998, paid such amounts to the Kim Family. These amounts, which principally related to the finalization of AEI’s federal tax return, were reflected as a receivable from stockholders in the stockholders’ equity section of our balance sheets. As the refunds were paid by the associated taxing authorities and received by the Kim Family, the Kim Family, in turn, remitted the funds to Amkor. During 2002, $0.4 million of tax refunds were received by the Kim Family and used to pay down the stockholder receivables. During the fourth quarter of 2003, the receivable was collected in full.

      At December 31, 2002, other noncurrent assets included $6.0 million for the cash surrender value of life insurance policies in which the beneficiary was our Chairman and CEO. In December 2003, our Chairman and CEO paid to us $6.0 million for this asset, the book value and fair value of the asset at that time, and accordingly, no balance exists at December 31, 2003.

      We lease office space in West Chester, Pennsylvania from certain of our stockholders. The lease expires in 2006. We have the option to extend the lease for an additional 10 years through 2016. Amounts paid for this lease in 2003 were $1.1 million. Our sublease income includes $0.5 million in each of the three years ended December 31, 2003 from a company in which certain related parties have ownership interests.

      In January 1998, we loaned $120,000 to Mr. Boruch, our President and Chief Operating Officer, which was repaid in full in 2003.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers, Inc. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish Amkor with copies of all forms that they file pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no other reports were required for such persons, Amkor believes that all Section 16(a) filing requirements applicable to our officers, directors and ten-percent stockholders were complied with in a timely fashion.

DIRECTORS, OFFICERS AND SIGNIFICANT EMPLOYEE

      Following are our incumbent directors, executive officers and significant employee.

      James J. Kim. For a brief biography on Mr. Kim, please see “Proposal One  — Election of Directors — Nominees for the Board of Directors.”

      John N. Boruch. For a brief biography on Mr. Boruch, please see “Proposal One — Election of Directors — Nominees for the Board of Directors.”

      Bruce J. Freyman. Bruce J. Freyman, 43, has served as our Chief Operating Officer and President since January 2004. Prior to Mr. Freyman’s January 2004 appointment as Chief Operating Officer and President, Mr. Freyman served in a number of positions at Amkor beginning in 1997, including Corporate Vice President of Laminate Products and Executive Vice President of Manufacturing and Product Operations. Before joining Amkor, Mr. Freyman spent several years with Motorola, last serving as the Semiconductor Packaging

Manager for Motorola’s Communications Sector. Mr. Freyman earned an M.B.A. from Florida Atlantic University, and a B.S. in Chemical Engineering from the University of Massachusetts.

      Kenneth T. Joyce. Kenneth T. Joyce, 57, has served as our Executive Vice President and Chief Financial Officer since July 1999. Prior to his election as our Chief Financial Officer, Mr. Joyce served as our Vice President and Operations Controller since 1997. Prior to joining our company, he was Chief Financial Officer of Selas Fluid Processing Corporation, a subsidiary of Linde AG. Mr. Joyce is also former Vice President, Finance and Chief Financial officer of Selas Corporation of America (Amex: SLS) and was responsible for the sale of Selas’ Fluid Processing business to Linde AG. Mr. Joyce began his accounting career in 1971 at KPMG Peat Marwick. Mr. Joyce is a certified public accountant. Mr. Joyce earned a B.S. in Accounting from Saint Joseph’s University and an M.B.A. in Finance from Drexel University.

      Oleg Khaykin. Oleg Khaykin, 39, has served as our Executive Vice President of Corporate Development since joining Amkor in May 2003. Mr. Khaykin was appointed as an executive officer in January 2004. Prior to joining Amkor, Mr. Khaykin was the Vice President of Strategy and Business Development for Conexant Systems Inc./ Mindspeed Technologies. Mr. Khaykin also spent eight years working for The Boston Consulting Group (BCG), a strategic consulting firm. Mr. Khaykin earned a B.S in Electrical and Computer Engineering with the Highest University Honors from Carnegie Mellon University and an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management.

      Jooho Kim. Jooho Kim, 51, has served as our Executive Vice President of Worldwide Manufacturing since January 2004. Prior to his appointment as Executive Vice President of Worldwide Manufacturing, Mr. Kim served as our Senior Vice President of Enterprise Infrastructure. Mr. Kim joined Amkor in February 2001 as Vice President of Business Technology. Prior to joining Amkor, Mr. Kim was President and Chief Executive Officer of Anam Telecom Inc. in Seoul, Korea. Mr. Kim earned a Bachelor in Law from KyungHee University, an M.B.A from Penn State University and a Ph.D. in Business Administration from the University of Colorado. Mr. Jooho Kim is the brother of James J. Kim, our Chief Executive Officer and Chairman.

      Michael J. Lamble. Michael J. Lamble, 48, has served as our Corporate Vice President of Worldwide Sales since August 2002. Beginning in September 1997, Mr. Lamble was our Senior Vice President of Sales. Mr. Lamble joined Amkor in December 1992. Prior to joining Amkor, Mr. Lamble was the Vice President and General Manager for the Materials Division at Heraeus Incorporated responsible for U.S. manufacturing and sales. Mr. Lamble earned a B.S. in Business from Santa Clara University.

      Winston J. Churchill. For a brief biography on Mr. Churchill, please see “Proposal One — Election of Directors — Nominees for the Board of Directors.”

      Thomas D. George. For a brief biography on Mr. George, please see “Proposal One — Election of Directors — Nominees for the Board of Directors.”

      Gregory K. Hinckley. For a brief biography on Mr. Hinckley, please see “Proposal One — Election of Directors — Nominees for the Board of Directors.”

      Dr. Juergen Knorr. For a brief biography on Dr. Knorr, please see “Proposal One — Election of Directors — Nominees for the Board of Directors.”

      John B. Neff. For a brief biography on Mr. Neff, please see “Proposal One — Election of Directors — Nominees for the Board of Directors.”

      James W. Zug. For a brief biography on Mr. Zug, please see “Proposal One — Election of Directors — Nominees for the Board of Directors.”

EXECUTIVE COMPENSATION

      Summary Compensation. The following table sets forth compensation earned during each of the three years in the period ending 2003 by our Chief Executive Officer and our four other most highly-compensated employees, which include all three of our executive officers as of December 31, 2003 other than our Chief Executive Officer:

Summary Compensation Table

				Long-Term
		Annual		Compensation
		Compensation		Securities
				Underlying	All Other
Name	Year	Salary	Bonus(1)	Options(2)	Compensation

James J. Kim(4)	2003	$790,000	$2,150,000	$1,000,000	$9,502
Chief Executive Officer and Chairman	2002	$790,000	$—	$250,000	$8,454
	2001	$790,000	$79,000	$250,000	$8,173
John N. Boruch(5)	2003	$580,000	$580,000	$1,125,000	$10,209
Vice Chairman	2002	$580,000	$—	$225,000	$9,326
	2001	$580,000	$58,000	$175,000	$14,780
Bruce J. Freyman(7)	2003	$385,000	$200,000	$650,000	$11,300
Chief Operating Officer and President	2002	$385,000	$—	$200,000	$9,807
	2001	$352,692	$35,000	$150,000	$6,000
Kenneth T. Joyce(6)(7)	2003	$273,923	$200,000	$250,000	$9,366
Executive Vice President and Chief	2002	$235,000	$—	$70,000	$8,286
Financial Officer	2001	$235,000	$23,500	$40,000	$106,000
Michael J. Lamble(7)	2003	$275,000	$125,000	$260,000	$17,415
Corporate Vice President,	2002	$257,692	$—	$50,000	$6,000
Worldwide Sales	2001	$250,000	$25,000	$150,000	$6,000

(1)	Bonus amounts include incentive compensation earned in the year indicated but that were approved by our Board of Directors and paid in the following year. Payments under the Employee Profit Sharing Plan are for the year indicated and related to the prior year’s results. No incentive compensation was earned or paid in 2002. 2003 bonus amounts were paid in 2004.

(2)	Long-term compensation represents stock options issued under the 1998 Stock Plan.

(3)	All other compensation for all of the named executives includes $6,000 paid to each executive’s 401(k) plan.

(4)	All other compensation for Mr. Kim includes a reimbursement for vehicle expenses.

(5)	All other compensation for Mr. Boruch includes a reimbursement for vehicle expenses and in 2001 imputed loan interest.

(6)	All other compensation for Mr. Joyce in 2001 includes a reimbursement for relocation costs.

(7)	All other compensation for Messrs. Freyman, Joyce and Lamble in 2003 includes a reimbursement for vehicle expenses.

OPTION GRANTS IN FISCAL 2003

      The following table provides information concerning each grant of options to purchase our common stock made during 2003 to our Chief Executive Officer and our four other most highly compensated employees, which include all three of our executive officers as of December 31, 2003 other than our Chief Executive Officer:

	Individual Grants					Potential Realizable Value
						Minus Exercise Price at
	Number of		% of Total			Assumed Annual Rates of
	Securities		Options	Exercise		Stock Price Appreciation for
	Underlying		Granted to	Price Per		Option Term(2)
	Options		Employees in	Share	Expiration
Name	Granted		Fiscal Year	($/sh)	Date	5%	10%

James J. Kim	250,000	(3)	2.2%	$10.79	7/19/11	$1,305,555	$3,134,873
Chief Executive Officer and	250,000	(3)	2.2%	$10.79	4/4/12	$1,447,126	$3,544,597
Chairman	250,000	(3)	2.2%	$10.79	2/22/13	$1,629,993	$4,093,914
	250,000	(1)	2.2%	$12.40	6/26/13	$1,949,573	$4,940,602
John N. Boruch	350,000	(3)	3.1%	$10.79	5/1/09	$1,253,348	$2,833,919
Vice Chairman	150,000	(3)	1.3%	$10.79	2/4/11	$730,939	$1,733,352
	175,000	(3)	1.6%	$10.79	4/4/12	$1,012,988	$2,481,218
	225,000	(3)	2.0%	$10.79	2/22/13	$1,466,994	$3,684,522
	225,000	(1)	2.0%	$12.40	6/26/13	$1,754,616	$4,446,541
Bruce J. Freyman	150,000	(3)	1.3%	$10.79	2/4/11	$730,939	$1,733,352
Chief Operating Officer and	150,000	(3)	1.3%	$10.79	4/4/12	$868,276	$2,126,758
President	200,000	(3)	1.8%	$10.79	2/22/13	$1,303,995	$3,275,131
	150,000	(1)	1.3%	$12.40	6/26/13	$1,169,744	$2,964,361
Kenneth T. Joyce	40,000	(3)	0.4%	$10.79	2/4/11	$194,917	$462,227
Executive Vice President and	40,000	(3)	0.4%	$10.79	4/4/12	$231,540	$567,135
Chief Financial Officer	70,000	(3)	0.6%	$10.79	2/22/13	$456,398	$1,146,296
	100,000	(1)	0.9%	$12.40	6/26/13	$779,829	$1,976,241
Michael J. Lamble	25,000	(3)	0.2%	$10.79	2/4/11	$121,823	$288,892
Corporate Vice President,	15,000	(3)	0.1%	$10.79	10/26/11	$81,533	$197,257
Worldwide Sales	100,000	(3)	0.9%	$10.79	1/2/12	$558,368	$1,357,934
	30,000	(3)	0.3%	$10.79	4/4/12	$173,655	$425,352
	70,000	(1)	0.6%	$12.40	6/26/13	$545,881	$1,383,368
	20,000	(3)	0.2%	$10.79	9/5/13	$139,542	$355,895

(1)	25% of shares subject to the option become exercisable one year after the date of grant and an additional 1/48 of such shares subject to the option becoming exercisable each month thereafter.

(2)	Potential realizable value is based on the assumption that: (1) our common stock will appreciate at the compound annual rate shown from the date of grant until the expiration of the option term and (2) that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. We assume stock appreciation of 5% and 10% pursuant to rules promulgated by the Securities and Exchange Commission, and these percentages do not reflect our estimate of future stock price growth.

(3)	These options were granted pursuant to a voluntary stock option replacement program initiated on November 8, 2002. This program allowed employees and members of our Board of Directors to surrender their existing options and to receive new option grants six months and one day after the tendered options were cancelled. On June 16, 2003, we issued these new option grants equal to the same number of shares surrendered by the employees and members of our Board of Directors. The exercise price is $10.79 per share, equal to the fair market value of common stock as of the new grant date. The vesting term of these new options are similar to the tendered options except the new options contain an additional one-year vesting period prior to any options becoming exercisable.

YEAR-END OPTION VALUES

      The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by our Chief Executive Officer and our four other most highly compensated employees as of December 31, 2003, which include all three of our executive officers as of December 31, 2003 other than our Chief Executive Officer. Also reported are the values for “in-the-money” options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of our common stock.

			Number of Securities		Dollar Value of
			Underlying Unexercised		Unexercised In-The-Money
			Options at		Options at
	Shares		December 31, 2003		December 31, 2003
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James J. Kim	—	—	—	1,000,000	$—	$6,947,500
Chief Executive Officer and Chairman
John N. Boruch	—	—	147,735	1,125,000	$1,503,733	$7,906,500
Vice Chairman
Bruce J. Freyman	—	—	153,854	650,000	$1,344,475	$4,536,000
Chief Operating Officer and President
Kenneth T. Joyce	—	—	23,000	250,000	$179,740	$1,676,500
Executive Vice President and Chief Financial Officer
Michael J. Lamble	—	—	114,869	285,835	$1,006,286	$1,926,300
Corporate Vice President, Worldwide Sales

OPTION REPRICING

      On November 8, 2002, we initiated a voluntary stock option replacement program. This program allowed employees and members of our Board of Directors to surrender existing options and to receive new option grants six months and one day after the tendered options were cancelled. On June 16, 2003, we issued new option grants equal to the same number of shares surrendered. The exercise price is $10.79 per share, equal to the fair market value of common stock as of the new grant date. The vesting term of these new options are similar to the tendered options except the new options contain an additional one-year vesting period prior to any options becoming exercisable. The following table shows the number of shares re-granted on June 16, 2003 to our Chief Executive Officer and our four other most highly compensated employees, which include all three of our executive officers as of December 31, 2003 other than our Chief Executive Officer:

						Length of
						Original
		Number of	Market			Option
		Securities	Price of	Exercise		Term
		Underlying	Stock at	Price at	New	Remaining
		Options	Time of	Time of	Exercise	at Date of
Name	Date	Repriced	Repricing	Repricing	Price	Repricing

James J. Kim	6/16/03	250,000	$10.79	$35.54	$10.79	7.1 Years
Chief Executive Officer and	6/16/03	250,000	$10.79	$16.36	$10.79	7.8 Years
Chairman	6/16/03	250,000	$10.79	$13.00	$10.79	8.7 Years

John N. Boruch	6/16/03	350,000	$10.79	$11.00	$10.79	4.8 Years
Vice Chairman	6/16/03	150,000	$10.79	$43.25	$10.79	6.6 Years
	6/16/03	175,000	$10.79	$14.88	$10.79	7.8 Years
	6/16/03	225,000	$10.79	$13.00	$10.79	8.7 Years

Bruce J. Freyman	6/16/03	150,000	$10.79	$43.25	$10.79	6.6 Years
Chief Operating Officer and	6/16/03	150,000	$10.79	$14.88	$10.79	7.8 Years
President	6/16/03	200,000	$10.79	$13.00	$10.79	8.7 Years

Kenneth T. Joyce	6/16/03	40,000	$10.79	$43.25	$10.79	6.6 Years
Executive Vice President and Chief	6/16/03	40,000	$10.79	$14.88	$10.79	7.8 Years
Financial Officer	6/16/03	70,000	$10.79	$13.00	$10.79	8.7 Years

Michael J. Lamble	6/16/03	25,000	$10.79	$43.25	$10.79	6.6 Years
Corporate Vice President,	6/16/03	15,000	$10.79	$18.13	$10.79	7.4 Years
Worldwide Sales	6/16/03	100,000	$10.79	$14.63	$10.79	7.5 Years
	6/16/03	30,000	$10.79	$14.88	$10.79	7.8 Years
	6/16/03	20,000	$10.79	$2.00	$10.79	9.2 Years

COMPENSATION COMMITTEE REPORT ON REPRICING

      We grant stock options to officers, employees, and directors in order to motivate such persons in their provision of services to us. The Compensation Committee believes that such equity incentives are a significant factor in our ability to attract, retain and motivate officers, employees, and directors who are critical to our business plan and long-term success. As a result of the decline in the fair market value our common stock in the several months prior to November 8, 2002, many of our officers, employees and directors held stock options with exercise prices substantially in excess of the fair market value of our common stock. It was the view of the Compensation Committee that stock options with exercise prices substantially above the fair market value of our common stock were viewed negatively by, and provided little incentive to, the holders of these options.

      After considering various alternatives to address employee retention, compensation incentives and long-term compensation issues, the Compensation Committee approved the option exchange program described above. In approving this exchange program, the Compensation Committee was of the opinion that the disparity between the original exercise prices of the outstanding stock options and the fair market value of our common stock did not provide a meaningful incentive or retention device to the service providers holding such stock options. The Compensation Committee therefore decided that offering the option exchange program was in the best interests of Amkor and its stockholders.

      Under the exchange program, employees and members of our Board of Directors could elect to surrender their existing options and be granted new options no earlier than six months and one day after the tendered options were cancelled. Pursuant to the terms and conditions of the offer to exchange, a total of 1,633 eligible employees participated. On June 16, 2003, we granted 6,978,563 shares of our common stock under the 1998 Stock Plan and 35,000 shares of our common stock under the 1998 Director Option Plan for the options tendered by eligible employees and members of our Board of Directors and accepted by Amkor. For options that were granted under the previously existing 1998 French Plan, which was terminated in April 2003, and that were surrendered pursuant to the voluntary stock option replacement program, we granted an additional 248,200 replacement options under the 1998 Stock Plan. We have issued new option grants equal to the same number of shares surrendered by the employees. The exercise price of the new options was $10.79, which was equal to the fair market value of our stock price on the date of grant. The vesting term of these new options is similar to the tendered options except the new options contain an additional one-year vesting period prior to any options becoming exercisable.

MEMBERS OF THE COMPENSATION COMMITTEE

Winston J. Churchill

Thomas D. George

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

      The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock as of May 31, 2004 by:

•	each person or entity who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our directors; and

•	each named executive officer as of fiscal year end.

Beneficial Ownership(a)	Number of Shares	Percentage Ownership

James J. Kim Family Control Group(b)	74,062,527	42.1%
1345 Enterprise Drive
West Chester, PA 19380
Winston J. Churchill(c)	54,535	*
Thomas D. George(d)	46,668	*
Gregory K. Hinckley(e)	44,668	*
Dr. Juergen Knorr(f)	15,002	*
John B. Neff(g)	231,668	*
James W. Zug(h)	35,101	*
John N. Boruch(i)	965,769	*
Kenneth T. Joyce(j)	152,815	*
Bruce J. Freyman(k)	507,185	*
Michael J. Lamble(l)	269,101	*
All directors and executive officers(m)	76,176,674	43.3%

*	Represents less than 1%.

(a)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any share over which the individual or entity has voting power or investment power. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that will be exercisable on or before March 31, 2004 are deemed outstanding. Unless otherwise indicated, each person or entity has sole voting and investment power with respect to shares shown as beneficially owned.

(b)	Represents 29,727,093 shares held by James J. and Agnes C. Kim; 484,367 shares issuable upon the exercise of stock options that are exercisable by Mr. Kim on or before July 30, 2004; 139,516 shares issuable upon the conversion of convertible debt held by Mrs. Kim that is convertible on or before March 15, 2007; 14,457,344 shares held by the David D. Kim Trust of December 31, 1987; 14,207,344 shares held by the John T. Kim Trust of December 31, 1987; 250,000 shares held by the John T. Kim Trust dated 5/17/04 established for the benefit of John T. Kim’s children, with Susan Y. Kim and John T. Kim as the Trustees; 6,257,344 shares held by the Susan Y. Kim Trust of December 31, 1987; 8,200,000 shares held by the Trust of Susan Y. Kim dated April 16, 1998 established for the benefit of Susan Y. Kim’s minor children, with Susan Y. Kim and John T. Kim as the Trustees; 10,000 shares held by the Irrevocable Deed of Trust of James J. Kim for Alexandra Kim Panichello dated 12/24/92, with Susan Y. Kim and John T. Kim as the Trustees; 10,000 shares held by the Irrevocable Deed of Trust of James J. Kim for Jacqueline Mary Panichello dated 10/3/94, with Susan Y. Kim and John T. Kim as the Trustees; 10,000 shares held by the Irrevocable Deed of Trust of James J. Kim for Dylan James Panichello dated 10/15/01, with John T. Kim and Susan Y. Kim as the Trustees; 10,000 shares held by the Irrevocable Deed of Trust of James J. Kim for Allyson Lee Kim dated 10/15/01, with John T. Kim and Susan Y. Kim as the Trustees; 10,000 shares held by the Irrevocable Deed of Trust of James J. Kim, Settlor F/B/O Jason Lee Kim dated 11/17/03, with John T. Kim and Susan Y. Kim as the Trustees; and 289,519 shares held by The James and Agnes Kim Foundation, Inc., 139,519 of which shares are issuable upon the conversion of convertible debt held by The James and Agnes Kim Foundation, Inc. that is convertible on or before March 15, 2007. James J. and Agnes C. Kim are husband and wife and, accordingly, each may be deemed to beneficially own shares of our common stock held in the name of the other. David D. Kim, John T. Kim and Susan Y. Kim are children of James J. and Agnes C. Kim. Jason Lee Kim and Allyson Lee Kim are children of John T. Kim. Alexandra Kim Panichello, Jacqueline Mary Panichello and Dylan James Panichello are children of Susan Y. Kim. Susan Y. Kim is sole Trustee for the Susan Y. Kim Trust of December 31, 1987. David D. Kim is sole Trustee for the David D. Kim Trust of December 31, 1987. John T. Kim is sole Trustee for the John T. Kim Trust of December 31, 1987. Certain of the trusts referenced in this footnote, together with their respective trustees and James J. and Agnes C. Kim may be considered a “group” under Section 13(d) of the Exchange Act on the basis that the trust agreement for each of those trusts encourages the trustees of the trusts to vote the shares of our common stock held by them, in their discretion, in concert with James Kim’s extended family. In addition, all the directors and officers of The James and Agnes Kim Foundation, Inc. (the “Kim Foundation”) are members of the family of James J. Kim. Accordingly, the Kim Foundation might be expected to vote shares of our common stock in concert with the James J. Kim family. The stockholders described in this footnote may be deemed to have beneficial ownership of 74,062,527 shares or approximately 42.1% of the outstanding shares of our common stock. Each of the foregoing persons and entities stated that the filing of their beneficial ownership reporting statements shall not be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the shares of our common stock reported as beneficially owned by the other such persons and entities.

(c)	Includes 33,335 shares issuable upon the exercise of stock options that are exercisable by Mr. Churchill on or before July 30, 2004.

(d)	Includes 36,668 shares issuable upon the exercise of stock options that are exercisable by Mr. George on or before July 30, 2004.

(e)	Includes 36,668 shares issuable upon the exercise of stock options that are exercisable by Mr. Hinckley on or before July 30, 2004.

(f)	Includes 15,002 shares issuable upon the exercise of stock options that are exercisable by Dr. Knorr on or before July 30, 2004.

(g)	Includes 31,668 shares issuable upon the exercise of stock options that are exercisable by Mr. Neff on or before July 30, 2004.

(h)	Includes 3,334 shares issuable upon the exercise of stock options that are exercisable by Mr. Zug on or before July 30, 2004.

(i)	Includes 908,461 shares issuable upon the exercise of stock options that are exercisable by Mr. Boruch on or before July 30, 2004.

(j)	Includes 131,537 shares issuable upon the exercise of stock options that are exercisable by Mr. Joyce on or before July 30, 2004.

(k)	Includes 477,807 shares issuable upon the exercise of stock options that are exercisable by Mr. Freyman on or before July 30, 2004.

(l)	Includes 252,157 shares issuable upon the exercise of stock options that are exercisable by Mr. Lamble on or before July 30, 2004.

(m)	Includes 76,176,674 shares issuable upon the exercise of stock options that are exercisable on or before July 30, 2004.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Audit Committee has recommended, and the Board has approved, the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent accountants for fiscal 2004 subject to your approval.

      PricewaterhouseCoopers has served as our independent accountants since 2000. The Board of Directors expects that representatives of PricewaterhouseCoopers will attend the Annual Meeting to make a statement if they desire to do so, and such representatives are expected to be available to answer appropriate questions.

      The following table shows the fees paid or accrued by us for the fiscal years 2003 and 2002. Certain 2002 amounts have been reclassified to conform to the current year presentation:

	Year Ended
	December 31,

	2003	2002

	(In thousands)
Audit Fees	$1,549	$1,453
Audit-Related Fees(a)	56	53
Tax Fees(b)	58	52
All Other Fees	—	—

Total	$1,663	$1,558

(a)	Audit-related fees consist primarily of fees associated with employee benefit plan audits, accounting consultations; as well as due diligence related activity performed during 2002.

(b)	Tax fees consist primarily of fees associated with tax compliance services.

      Our Audit Committee is required to pre-approve the audit and non-audit services performed by our principal accountants, PricewaterhouseCoopers LLP, in accordance with the Amkor Audit and Non-Audit Services Pre-Approval Policy. This policy provides for pre-approval of audit, audit-related, tax services and other services specifically described by the Audit Committee. The policy also provides for the general approval of additional individual engagements, which, if they exceed certain pre-established thresholds, must be separately approved by the Audit Committee. This policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such pre-approval decisions must be reported to the Audit Committee. 100% of the above principal accountant services were approved by the Audit Committee during 2003, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

REQUIRED VOTE

      The ratification of the selection of PricewaterhouseCoopers requires the affirmative vote of the holders of the majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting.

Your Board unanimously recommends a vote FOR the ratification of appointment of

Pricewaterhousecoopers LLP as independent accountants for 2004.

STOCK PERFORMANCE GRAPH

Comparison of Five-Year Cumulative Total Return

      The following performance graph compares the monthly cumulative total stockholder return on Amkor common stock with the Standard & Poor’s 500 Stock Index and the Philadelphia Semiconductor Sector Index for the five years ended December 31, 2003. The graph is based on the assumption that $100 was invested on December 31, 1998 in each of Amkor common stock, the Standard & Poor’s 500 Stock Index and the Philadelphia Semiconductor Sector Index.

      The stock price performance graph depicted below shall not be deemed incorporated by reference by any general statement incorporating by reference this annual report into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934. The stock price performance on the graph is not necessarily an indicator of future price performance.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

AMONG AMKOR TECHNOLOGY, INC., THE S & P 500 INDEX
AND THE PHILADELPHIA SEMICONDUCTOR SECTOR INDEX

[STOCK PERFORMANCE GRAPH]

	AMKOR TECHNOLOGY,		PHILADELPHIA
	INC.	S & P 500	SEMICONDUCTOR

Dec-98	100	100	100
Mar-99	72.83	104.98	110.47
Jun-99	94.8	112.38	127.11
Sep-99	149.13	105.37	147.76
Dec-99	261.27	121.04	195.48
Mar-00	490.76	123.82	289.43
Jun-00	326.59	120.53	273.27
Sep-00	241.62	119.36	189.56
Dec-00	143.5	110.02	139.05
Mar-01	150.87	96.98	120.83
Jun-01	204.39	102.66	133.9
Sep-01	97.29	87.59	90.8
Dec-01	148.25	96.95	131.74
Mar-02	206.34	97.21	140.98
Jun-02	57.53	84.19	94.48
Sep-02	22.01	69.65	63.45
Dec-02	44.02	75.52	70.98
Mar-03	47.82	73.14	72.67
Jun-03	121.71	84.4	89.81
Sep-03	131.42	86.64	111.59
Dec-03	167.77	97.18	130.24

*	$100 INVESTED ON 12/31/98 IN STOCK OR INDEX —

INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

APPENDIX A

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS
OF
AMKOR TECHNOLOGY, INC.
(as revised on January 30, 2004)

PURPOSE:

      The purpose of the Audit Committee of the Board of Directors of Amkor Technology, Inc. (the “Company”) shall be to:

•	Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•	Assist the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls;

•	Provide the Company’s Board with the results of its monitoring and recommendations derived therefrom; and

•	Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

      In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe or as may be required by law from time to time.

MEMBERSHIP:

      The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors. The Audit Committee will consist of at least three members of the Board of Directors, all of whom in the judgment of the Board of Directors shall be independent in accordance with listing standards of the Nasdaq Stock Market. Each member shall in the judgment of the Board of Directors have the ability to read and understand the Company’s financial statements. At least one member of the Audit Committee shall in the judgment of the Board of Directors be an audit committee financial expert in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and at least one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board of Directors have accounting or related financial management expertise in accordance with the listing standards of the Nasdaq Stock Market. In addition, Audit Committee members will satisfy any additional requirements mandated by rules and regulations of the SEC or the listing standards of the Nasdaq Stock Market. The Audit Committee will review its membership annually for compliance with the above requirements and provide a confirmation to the Board of Directors or Nominating and Governance Committee of the Company that each of its members complies with the foregoing requirements.

RESPONSIBILITIES:

      The responsibilities of the Audit Committee shall include:

•	Pre-approving all audit services provided to the Company by the independent auditors; in this regard the Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors;

•	Pre-approving non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard the Audit Committee shall have the authority to appoint a sub-Committee of one or more members of the Audit Committee and/or to pre-approve non-audit services by establishing detailed pre-approval policies as to the particular service, provided that the Audit Committee is informed of each service pre-approved on a periodic basis and that no pre-approval shall be delegated to management of the Company except as permitted by applicable law and regulation. In considering whether to pre-approve any non-audit services, the Audit Committee or its delegees shall consider whether the provision of such services is compatible with maintaining the independence of the Company’s independent auditors.

•	Sole authority for overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	Reviewing and providing guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a statement from the independent auditors regarding relationships and services with the Company which may impact independence as such term is defined under the Sarbanes-Oxley Act (“SOA”), the rules of the SEC and the Public Accounting Oversight Board, and to the extent there are relationships, monitoring and investigating them; (iii) receiving and reviewing a report by the independent auditors describing any material issues raised by the most recent internal quality control review, or peer review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities and any steps taken to deal with any such issues; (iv) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented; and (v) reviewing reports submitted to the Audit Committee by the independent auditors in accordance with the applicable SEC requirements;

•	Reviewing and discussing with management and the independent auditors the contents of the Company’s Quarterly Report on Form 10-Q, Annual Report on Form 10-K and earnings releases (which, with respect to the annual report, shall include a recommendation as to whether the audited financial statements should be included in the Company’s Annual Report on Form 10 K);

•	Reviewing and approving in advance any proposed related-party transactions, including, without limitation, approving all transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404;

•	Discussing with management and internal audit representatives the activities, organizational structure and qualifications of the Company’s internal audit function;

•	Reviewing any reports by management or internal auditors regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and reviewing before release the disclosure regarding the Company’s system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•	Overseeing compliance with the requirements of the SEC for disclosure of auditor’s services and Audit Committee members, member qualifications and activities;

•	Instituting special investigations with full access to all books, records, facilities and personnel of the Company as and when the Audit Committee determines appropriate and necessary for the conduct of its duties;

•	Engage and determine funding for outside legal, accounting or other advisors as and when the Audit Committee determines appropriate and necessary for the conduct of its duties;

•	Reviewing its own charter, structure, processes and membership requirements;

•	Providing such report in the Company’s proxy statement and other disclosure documents as required by the rules of the SEC; and

•	Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

MEETINGS:

      The Audit Committee will meet at least four times each year.

      The Audit Committee will meet separately with the Chief Financial Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Audit Committee will meet separately with the independent auditors and internal auditors of the Company, at such times as it deems appropriate, to fulfill the responsibilities of the Audit Committee under this charter.

MINUTES:

      The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

      In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Audit Committee will summarize its examinations and recommendations to the Board of Directors as may be appropriate, consistent with the Committee’s charter.

COMPENSATION:

      Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board of Directors in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board of Directors.

      Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board of Directors or any committee thereof.

DELEGATION OF AUTHORITY:

      The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

LIMITATION OF AUDIT COMMITTEE’S ROLE:

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, to establish the scope or procedures for the Company’s internal audit processes or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

PROXY

AMKOR TECHNOLOGY, INC.
1345 ENTERPRISE DRIVE
WEST CHESTER, PENNSYLVANIA 19380

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS, July 29, 2004

     The undersigned hereby appoints James J. Kim and Kenneth T. Joyce the proxies (each with power to act alone and with power of substitution) of the undersigned to represent and vote the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Amkor Technology, Inc. to be held on July 29, 2004, and at any adjournment or postponement thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the Meeting.

1.	Election of Directors. Nominees:

James J. Kim, John N. Boruch, Winston J. Churchill, Thomas D. George, Gregory K. Hinckley, John B. Neff, Juergen Knorr, James Zug

2.	Ratification of appointment of independent auditors.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. ON MATTERS ON WHICH YOU DO NOT SPECIFY A CHOICE, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF AMKOR’S BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE
SIDE

- FOLD AND DETACH HERE -

[X] PLEASE MARK YOUR
VOTES AS IN THIS
EXAMPLE.

     IF THIS CARD IS PROPERLY EXECUTED, SHARES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. Amkor’s Board of Directors recommends a vote FOR election of directors and Proposal 2.

FOR WITHHELD

1.	Election of Directors. [ ] [ ]

(see reverse)

For, except vote withheld from the following nominee(s):

2.	Ratification of appointment of Independent Auditors.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Please sign exactly as name appears above.

Joint owners should each sign. When signing
as attorney, executor, administrator,
trustee or guardian, please give full title
as such.

SIGNATURE (S)	DATE

- FOLD AND DETACH HERE -